Exhibit 10.3

United Technologies Corporation

Long Term Incentive Plan

Stock Appreciation Right Award

Schedule of Terms

Stock Appreciation Right Award

United Technologies Corporation (the “Corporation”) hereby awards to the recipient Stock Appreciation Rights (an “Award”) pursuant to the United Technologies Corporation 2005 Long Term Incentive Plan (the “LTIP”). A Stock Appreciative Right Award is subject to this Schedule of Terms and the terms and provisions of the LTIP.

A Stock Appreciation Right (a “SAR”) provides the Award recipient with the right to the appreciation in the Common Stock of the Corporation (“Common Stock”) measured from the date of grant to the date of exercise. The value realized upon the exercise of a SAR will equal the difference between the price at the time of exercise and the closing price of Common Stock reported on the composite tape of the New York Stock Exchange on the date of grant. The recipient will receive shares of Common Stock equal to the value of the SAR on the date of exercise. The number of SARs awarded and the SAR grant price are set forth in the Statement of Award. The recipient must acknowledge and accept the terms and conditions of the SAR Award by signing and returning the designated portion of the Statement of Award to the Stock Plan Administrator.

Vesting

The vesting and expiration dates are each set forth in the Statement of Award. SARs may be exercised any time on or after the vesting date until the earlier of:

(i)	The expiration date specified in the Statement of Award, at which time the SARs and all associated rights lapse; or

(ii)	For a period of time following termination of employment as specified in “Termination of Employment” (see below).

Exercise and Payment of SARs

While employed, SARs may be exercised any time on or after the vesting date until the expiration date. Unexercised SARs will expire without value on the expiration date. It is the responsibility of the Award recipient, or a designated representative, to exercise SARs in a timely manner. The Corporation assumes no responsibility for and will make no adjustments with respect to SARs that expire.

An award recipient must establish an account with a security brokerage firm approved by the Corporation in order to exercise a SAR. SARs are exercised by submitting the appropriate form to the broker. Following exercise, the Corporation will deliver to the brokerage firm the number of shares equal to the exercise gain, less the amount required for tax withholding. The shares equal to the net gain will then be delivered to the Award recipient’s account. At the Award recipient’s election, these shares may either be held in the Award recipient’s account with the brokerage firm or sold on the open market with net cash proceeds delivered to the Award recipient by the designated broker.

Reportable taxable income will be based on the actual transaction price as reported by the broker to the Stock Plan Administrator.

Termination of Employment

If an Award recipient terminates employment for any reason other than death, disability, retirement, or if the recipient meets the “Rule of 65” (see below), unvested SARs will be cancelled as of the termination date. Vested SARs may be exercised for a period of 90 calendar days following the termination date (but not beyond the expiration date of the SAR).

Retirement. Retirement eligibility includes:

(i)	Attainment of age 65 as of the employment termination date; or

(ii)	Attainment of at least age 55 with 10 or more years of service as of the employment termination date.

Upon retirement, the Award recipient may exercise vested SARs (i.e. those held for at least three years while continuously employed) for three years following the date of retirement or until the expiration of the SAR, whichever is earlier. Unvested SARs that have been held for at least one year prior to the date of retirement will become exercisable as of the retirement date for a three year period.

However, if the Corporation consents to the Award recipient’s retirement, vested SARs (including those that vest by reason of the recipient’s retirement) may be exercised until the expiration date of the SAR. Consent will be granted at the sole discretion of the Corporation based on its ability to effectively transition the Award recipient’s responsibilities as of the retirement date and such other factors as it may deem appropriate.

Rule of 65: An Award recipient meets the “Rule of 65” if termination occurs on or after age 50, but before age 55, and the sum of the Award recipient’s age and years of service add up to 65 or more as of the employment termination date. An Award recipient who meets the “Rule of 65” may exercise vested SARs for three years following the employment termination date or until the expiration of the SAR, whichever is earlier. Unvested SARs that have been held for at least one year prior to the employment termination date will vest and become exercisable as of the termination date for a three year period.

In all cases, SARs held for less than one year prior to the retirement date or rule of 65 termination date will be cancelled without value.

Service used to determine eligibility for retirement or the “Rule of 65” will be based on continuous service recognized under the Award recipient’s UTC retirement plan.

Disability. If employment terminates by reason of disability, vested SARs may be exercised for up to three years from the date of termination (or until the expiration of the SAR, if earlier). While disabled under UTC’s disability plan, unvested SARs will vest as scheduled and become exercisable for three years thereafter.

Death. In the event of death the legal representative of the estate of the Award recipient may exercise all SARs outstanding as of the date of death, whether or not vested, for a period of one year following the date of death, regardless of the expiration date of the SAR.

Transfer. In the event of transfer to a business affiliated with the Corporation, an Award recipient shall not be considered to have terminated employment for purposes of a SAR Award.

Rehire. If a former employee is rehired before the end of the 90 day period immediately following the date of termination, unexercised vested SARs and unvested SARs that were cancelled because of the termination of employment will be reinstated. SARs that received accelerated vesting at termination will be subject to the original vesting schedule upon re-hire. If a terminated employee is rehired after the 90 day period immediately following the date of termination, the employee will be treated as a new employee and cancelled SARs will not be reinstated.

Adjustments

If the Corporation effects a subdivision or consolidation of shares of Common Stock or other capital adjustment, the number of SARs (and, if applicable, the exercise price) shall be adjusted in the same manner and to the same extent as shares of Common Stock of the Corporation. In the event of material changes in the capital structure of the Corporation resulting from: the payment of a special dividend (other than regular quarterly dividends) or other distributions to shareowners without receiving consideration therefore; the spin-off of a subsidiary; the sale of a substantial portion of the Corporation’s assets; in the event of a merger or consolidation in which the Corporation is not the surviving entity; or other extraordinary non-recurring events affecting the Corporation’s capital structure and the value of Common Stock, equitable adjustments shall be made to the terms of outstanding awards, including the number of SARs outstanding, the value thereof, and such other adjustments as the Committee on

Compensation and Executive Development of the Corporation’s Board of Directors (the “Committee”), in its sole discretion, determines are necessary or appropriate to prevent the dilution or enlargement of the rights of Award recipients.

Change of Control

In the event of a change of control or restructuring of the Corporation, the Committee may, in its discretion, take certain actions with respect to outstanding Awards to assure fair and equitable treatment of LTIP participants. Such actions may include: acceleration of the Vesting Date; offering to purchase an outstanding Award from the holder for its equivalent cash value (as determined by the Committee); or providing for other adjustments or modifications to outstanding Awards as the Committee may deem appropriate.

For purposes of the LTIP, a “change of control” means: (i) the acquisition of 20% of the Corporation’s outstanding voting shares by a person, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934); (ii) a change in the majority of the Board of Directors such that the members of the new majority are not approved by two-thirds of the incumbent members; (iii) a merger, reorganization, or consolidation or similar transaction resulting in a business combination where shareowners before the transaction own less then 50% of the new entity, or a person, entity or group owns 20% or more of the shares of the new entity; or (iv) a dissolution or liquidation of the Corporation.

Nonassignability

Unless otherwise prescribed by the Committee, no assignment or transfer of any right or interest of an Award recipient in any SAR, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted except by will or the laws of descent and distribution. Any attempt to assign such rights or interest shall be void and without force or effect.

Notices

Every notice or other communication relating to the LTIP, the Award or this Schedule of Terms shall be delivered electronically or mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party. Notices by the Recipient to the Corporation shall be mailed to or delivered to the Corporation at its office at United Technologies Building, MS504, Hartford, CT 06101, Attention: Stock Plan Administrator, or emailed to stockoptionplans@utc.com and all notices by the Corporation to the Recipient shall be transmitted to the Recipient’s email address or mailed to his or her address as shown on the records of the Corporation.

Administration

Awards granted pursuant to the LTIP shall be interpreted and administered by the Committee. The Committee shall establish such procedures as it deems necessary and appropriate to administer Awards in a manner that is consistent with the terms of the LTIP.

Pursuant to the terms of the LTIP, the Committee may delegate to employees of the Corporation its authority and responsibility to grant, administer and interpret SAR Awards. Subject to certain limitations, the Committee has delegated to the Chief Executive Officer the authority to grant SAR Awards, and has further delegated the authority to administer and interpret such Awards to the Senior Vice President, Human Resources and Organization, and to such subordinates as he or she may further delegate, except that Awards to employees of the Corporation who are either reporting persons under Section 16 of the Securities Exchange Act of 1934 (“Insiders”) or members of the Corporation’s Executive Leadership Group will be granted, administered, and interpreted exclusively by the Committee and awards to non-employee directors will be granted, administered and interpreted exclusively by the Committee on Nominations and Governance.

Awards Not to Affect or Be Affected by Certain Transactions

SAR Awards shall not in any way affect the right or power of the Corporation or its shareowners to effect: (a) any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business; (b) any merger or consolidation of the Corporation; (c) any issue of bonds, debentures, shares of stock preferred to, or otherwise affecting the Common Stock of the Corporation or the rights of the holders of such Common Stock; (d) the dissolution or liquidation of the Corporation; (e) any sale or transfer of all or any part of its assets or business; or (f) any other corporate act or proceeding.

Taxes/Withholding

Award recipients are responsible for any income or other tax liability attributable to any Award. The Corporation shall take such steps as are appropriate to assure compliance with applicable federal, state and local tax withholding requirements. The Corporation shall, to the extent required by law, have the right to deduct directly from any payment or delivery of shares due to an Award recipient or from an Award recipient’s regular compensation, all federal, state and local taxes of any kind required by law to be withheld with respect to the exercise of any SAR. Award recipients not based in the United States and foreign nationals who are not permanent residents of the United States must pay the appropriate taxes as required by any country where they are subject to tax. Further information on U.S. Federal tax treatment of SARs is available in the LTIP prospectus.

Right of Discharge Reserved

Nothing in the LTIP or in any SAR Award shall confer upon any Award recipient the right to continue in the employment or service of the Corporation or any affiliate thereof for any period of time or affect any right that the Corporation or any subsidiary or division may have to terminate the employment or service of such Award recipient at any time for any reason.

Forfeiture of Interests and Gains

SARs, whether or not vested, shall be forfeited and an Award recipient will be obligated to repay gains realized from the exercise of SARs if the recipient is terminated for “cause” or if during the twelve month period following termination the recipient solicits any employee of the Corporation for a position outside of the Corporation or publicly disparages the Corporation or otherwise makes statements materially detrimental to the interests of the Corporation. Termination for cause means criminal conduct involving a felony in the U.S. or the equivalent of a felony under the laws of other countries, material violations of civil law related to the recipient’s job responsibilities, fraud, dishonesty, self-dealing, breach of the Award recipient’s intellectual property agreement or willful misconduct that the Committee determines to be injurious to the Corporation. In the event of termination for cause, or if, following termination, the

Corporation determines that the recipient engaged in conduct that constituted the basis for termination for cause, or if the recipient engages in prohibited disparagement or solicitation of employees following termination, the recipient shall be obligated to repay all gains realized from LTIP awards during the 12 month period preceding the earlier of the date of termination for cause, the date of the relevant misconduct, or the date the misconduct is discovered, as applicable.

Nature of Payments

All Awards made pursuant to the LTIP are in consideration of services performed for the Corporation or the business unit employing the Award recipient. Any gains realized pursuant to such Awards constitute a special incentive payment to the Award recipient and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Corporation or any business unit.

Government Contract Compliance

The “UTC Policy Statement on Business Ethics and Conduct in Contracting with the United States Government” calls for compliance with the letter and spirit of government contracting laws and regulations. In the event of a violation of government contracting laws or regulations, the Committee reserves the right to revoke any outstanding Award.

Interpretations

This Schedule of Terms and each Statement of Award are subject in all respects to the terms of the LTIP. In the event that any provision of this Schedule of Terms or any Statement of Award is inconsistent with the terms of the LTIP, the terms of the LTIP shall govern. Any question of administration or interpretation arising under the Schedule of Terms or any Statement of Award shall be determined by the Committee or its delegate, and such determination to be final and conclusive upon all parties in interest.

Governing Law

The LTIP, this Schedule of Terms and the Statement of Award shall be governed by and construed in accordance with the laws of the State of Delaware.

United Technologies Corporation

United Technologies Building

Hartford, CT 06101